AMERISTAR/GEM
                        LETTER OF INTENT
                         April 16, 1996

      This letter sets forth the expression of the parties' interest and intent to arrive at proposed terms of an eventual definitive agreement (the "MERGER AGREEMENT") pursuant to which Ameristar Casinos, Inc., a Nevada corporation ("AMERISTAR"), and Gem Gaming, Inc., a Nevada corporation ("GEM"), would enter the transactions summarized herein. The terms set forth herein may or may not become a part of the Merger Agreement, and in particular, except as set forth in Section I below, it is not intended to be a binding contract or to impose any obligations whatsoever on either party other than to bargain in good faith to obtain a Merger Agreement. The parties do not intend to be bound by any such Merger Agreement until both agree to and sign the Merger Agreement. This paragraph supersedes all other conflicting language herein.

A.    TRANSACTION  SUMMARY.   Subject  to  satisfaction  of  the
conditions set forth herein, Ameristar and Gem essentially will combine their businesses through the following steps: Ameristar will form a new subsidiary ("NEWGG"); NewGG will merge with a newly formed subsidiary of Gem which shall include all assets and liabilities pertaining to the real property and casino development project presently under construction at Interstate 515 and Lake Mead Drive in Henderson, Nevada (collectively, including all planned phases, the "THE RESERVE") with NewGG surviving the merger, excluding however certain assets and liabilities unrelated to The Reserve to be identified by the parties prior to execution of the Merger Agreement (the "Excluded Assets" and the "Excluded Liabilities"); Ameristar and/or NewGG also shall enter into an arrangement with Gem Air, Inc. (an affiliate of Gem) to retain the use of Gem Air's jet aircraft and hanger facility in Las Vegas, Nevada; as consideration in the merger, NewGG will provide to Gem an amount of Ameristar common stock specified below, the intent being that the exchange will qualify as a non-taxable reorganization; certain officers of Gem will enter into long-term employment agreements with Ameristar, the board of directors of Ameristar shall be increased by one position, and Gem shall have the right to appoint one director to the board of directors of Ameristar; and Ameristar's corporate headquarters will be relocated to Las Vegas, Nevada. The form of the transactions may be modified for tax or other regulatory purposes.

B.   AMERISTAR MERGER STOCK.

     (1) AMOUNT. At the closing (as defined in the Merger Agreement), Gem shall receive, and Ameristar shall cause to be issued, an amount of Ameristar common stock equal to 7,500,000 shares (the "AMERISTAR MERGER STOCK"). Gem represents and warrants that Gem and each of its shareholders is an "accredited investor" as defined in Rule 501(a) of the Securities and Exchange Commission.

     (2) REGISTRATION RIGHTS. The Ameristar Merger Stock will be unregistered, restricted securities, but the holders will have the following registration rights:

     (a) DEMAND REGISTRATION RIGHTS.

        (i) At any time after the date which falls 6 months following the closing, the holders of more than 50% of the Ameristar Merger Stock may request that Ameristar effect a registration of such stock. Ameristar thereafter shall notify all holders of Ameristar Merger Stock of the requested registration. Holders then shall have 15 days to notify Ameristar in writing of the number (if any) of shares of Ameristar Merger Stock which they hold that they would like to be registered in connection with the demand registration. Ameristar thereafter shall use its commercially reasonable efforts to cause the Ameristar Merger Stock that is requested to be registered to be so registered; provided, however, that Ameristar shall not be required to cause such a registration if said holders do not indicate an intention to register stock having a market value of at least $2,000,000, and provided further that the maximum number of shares that Ameristar shall be required to register pursuant to these demand provisions shall be 1,000,000 (if an aggregate amount greater than this number is requested to be registered and Ameristar is unwilling to register the additional shares, then the requested shares shall be proportionally abated as necessary to fall with in the 1,000,000 maximum). Further, if Ameristar certifies that a filing of a registration statement would be materially detrimental to any plan by Ameristar to engage in any material transaction, filing may be delayed for not more than 90 days. Ameristar shall not be obligated to effect more than one registration under these demand provisions.

     (ii) If any demand registration is an underwritten offering and, in the opinion of the managing underwriters, the number of shares of Ameristar Merger Stock requested to be included in such registration exceeds the number of shares which can be sold in such registration in an orderly manner within an acceptable price range, then the number of shares of Ameristar Merger Stock to be registered shall be proportionally abated to the aggregate number of shares deemed appropriate for registration by the managing underwriters.

       (b) PIGGYBACK REGISTRATION RIGHTS. The holders of Ameristar Merger Stock shall have unlimited "piggyback" registration rights on all appropriate registrations of Ameristar, subject to the right of Ameristar and its underwriters, in view of marketing factors, to reduce the number of shares of Ameristar Merger Stock included in an underwritten offering of such stock (in which case the number of shares registered for each holder of Ameristar Merger Stock requesting inclusion in the registration shall be proportionally abated). The parties acknowledge that Craig H. Neilsen, individually and in his capacity as trustee of the Ray Neilsen Testamentary Trust, has contracts with Ameristar providing that his "piggyback" registration rights shall have a priority not to be reduced in the event an underwriter determines a reduction is necessary because of marketing factors, and that such contracts will have to be amended to provide for a pro-rata reduction of the shares held by Craig H. Neilsen with the holders of Ameristar Merger Stock.

      (c) REGISTRATION EXPENSES. The registration expenses (exclusive of underwriting discounts and commissions, fees of more than one special counsel to the selling shareholders and expenses of any demand withdrawn by the selling shareholders) of any registration permitted pursuant to the above provisions shall be borne by Ameristar.

(3)    BOARD  REPRESENTATION.   Ameristar's  board  of  directors
shall increase by one and Steve Rebeil shall be nominated to fill that position, effective as of the closing of the merger transactions.

(4) REDEMPTION IN THE EVENT OF FAILURE OF HOLDER TO OBTAIN HOLDER QUALIFICATION. The parties acknowledge that it is critical to the ongoing and prospective business of Ameristar that Ameristar and its subsidiaries retain the right to operate in the gaming industry both in the states where Ameristar or its subsidiaries currently operate and in any jurisdictions within which Ameristar or a subsidiary may determine in the future that it is commercially desirable to operate. Various gaming laws require holders of equity interests in an entity holding or seeking a gaming license to "qualify", "register", "be found suitable" or otherwise obtain the approval of state gaming authorities (hereinafter referred to as "HOLDER QUALIFICATION") in order for the license holder or applicant to retain and/or obtain the desired license (hereinafter referred to as the "ENTITY LICENSE"). Accordingly, if in order for Ameristar or a subsidiary to retain or obtain, as applicable, an Entity License, it is necessary for a holder of Ameristar Merger Stock to achieve Holder Qualification, such holder shall promptly file all necessary applications with the applicable regulatory authorities and will cooperate fully with all investigations by such authorities. If a holder cannot, for any reason, achieve Holder Qualification or if a regulatory authority directs Ameristar or a subsidiary to cease doing business with or associate with a holder, then

     (i) Ameristar shall have the right to deliver a written notice to the holder requiring the holder to divest, within 120 days, its holdings of Ameristar Merger Stock, to the extent necessary to permit Ameristar or its subsidiary to obtain the Entity License;

     (ii) Upon request from the holder, Ameristar shall cooperate with such divestiture by including the amount of Ameristar Merger
Stock required to be sold in a secondary offer to be undertaken during the 120-day period at the expense of the Holder;

     (iii) Notwithstanding clauses (i) and (ii) above, if the regulatory authorities require divesture sooner than the time periods contemplated in clauses (i) and (ii) above in order for Ameristar to obtain or retain the Entity License, then, with appropriate regulatory approvals, the holder shall provide a voting trust agreement until the secondary offering can be completed, If such an arrangement is not approved by such authorities, then Ameristar shall have the right to redeem the holder's Ameristar Merger Stock (to the extent reasonably determined by Ameristar as necessary to achieve the Entity License) at a price equal to 80% of the then current price of Ameristar common stock. Said redemption price shall be paid in cash in full by Ameristar pursuant to a schedule reasonably determined by Ameristar, with the full cash redemption amount required to be paid by Ameristar within one year following the redemption. The foregoing discount has been determined in order to compensate Ameristar in part for the additional cost, delay and risk to which Ameristar's business will be exposed as a consequence of the holder's failure to obtain Holder Qualification.

C. EMPLOYMENT AGREEMENTS. Ameristar or NewGG shall offer long-term employment contracts to the following senior officers of Gem
on              terms              mutually             agreeable
to Ameristar or NewGG and the individual officers: Steven W. Rebeil; Dominic J. Magliarditi; Michael V. Villamor; and Gregg P. Schatzman.

D. OPERATIONS PENDING CLOSING. Pending the closing of the merger transactions, Ameristar and Gem shall continue to operate their businesses as presently being conducted and will seek to preserve all material businesses and assets. In particular, Gem shall not make any material changes in the design, budget, contracts, permits, licenses or other rights or obligations of Gem applicable to The Reserve without obtaining Ameristar's consent, which shall not be unreasonably withheld. Gem shall construct Phase I (as hereinafter defined) in accordance with all plans and specifications (including, without limitation, all plans of architects, civil engineers, lighting consultants and interior designers) in effect as of the date hereof or as may hereafter be approved by Gem and Ameristar. Any items not currently included on the plans and specifications but necessary for a total turnkey project shall be furnished to Ameristar for its approval, which shall not be unreasonably withheld. With respect to the interior finishes of Phase I, Gem shall consult with Ameristar and achieve Ameristar's approval of the design and finishes, which consent shall not be unreasonably withheld. Gem covenants and agrees that it shall contract for and shall construct Phase I to a standard equal to or better than that employed in the Boulder Station Casino in Las Vegas, Nevada.

Further, Ameristar and Gem shall cooperate together in good faith to obtain, as expeditiously as possible, all approvals required from any governmental officials (including without limitation any authorities involved in regulating gaming activities in Nevada, Mississippi or Iowa) in order to assure that
(1) NewGG will be able to operate The Reserve as a casino, and (2) the consummation of the merger transactions shall not interfere with the continued operation by Ameristar (or, as applicable, its subsidiaries) of the other businesses and assets which it (or they) may possess as of the closing of the merger transactions (including the existing businesses of Ameristar and its subsidiaries). In this regard, Gem shall continue to pursue issuance of all appropriate licenses for operation of The Reserve, and Gem shall cooperate with NewGG in attempting to amend, to the extent possible, Gem's existing gaming application (scheduled for hearing in August) so as to permit the concurrent consideration by the Nevada gaming authorities of a request to approve the proposed merger transactions and permit the issuance of the license for The Reserve to NewGG. In no event, however, shall such amendment be made if it causes a delay in the scheduled hearing of Gem's application with the Nevada gaming authorities.

E.     CLOSING  CONDITIONS.   The  merger  shall  be  subject  to
customary closing conditions, including the following:

     (1) CERTAIN APPROVALS. Ameristar and Gem shall be satisfied that the following approvals shall have been received:

          (a) The transaction shall have received the requisite approvals of the board of directors of Ameristar and the shareholders of Ameristar and Gem. Gem hereby represents to Ameristar that the transactions contemplated by this letter have been preliminarily approved by Gem's board of directors and shareholders.

          (b) The transaction shall have received all necessary approvals from creditors of Ameristar or Gem.

      (c) Ameristar and Gem shall have received the governmental approvals contemplated by Section D above, except that the
approval                          of                          the
contemplated transactions by the Mississippi and Iowa gaming authorities shall not be a condition to closing. If not obtained by closing, then the parties shall seek to obtain such approvals as expeditiously as commercially possible following closing.

          (d) Ameristar and Gem shall have complied with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (including, if appropriate, the filing of a pre-merger notification report and the expiration of any applicable waiting period).

(2)       ADDITIONAL CONDITIONS FOR THE BENEFIT OF GEM.

     (a) Gem shall have received opinions of counsel to its satisfaction confirming such matters as are customarily addressed to acquired entities in merger transactions of the type proposed.

   (b) Ameristar shall have entered into Registration Rights Agreements reasonably appropriate to memorialize the registration rights contemplated in Section B above.

(3)       ADDITIONAL CONDITIONS FOR THE BENEFIT OF AMERISTAR.

     (a) Ameristar and NewGG shall have received opinions of counsel to their satisfaction confirming such matters as are
customarily   addressed   to   acquiring   entities   in   merger
transactions of the type proposed.

     (b)       NewGG shall have received appropriate conveyancing
documents  vesting title to the assets being acquired  (including
The   Reserve),  subject  only  to  title  exceptions  previously approved by Ameristar.

     (c) NewGG and Gem or its affiliates shall have entered into agreements satisfactory to NewGG permitting NewGG and Ameristar to use the jet and hanger owned by Gem Air.

     (d) The parties acknowledge that Ameristar has not yet had an opportunity to undertake due diligence investigations with respect to the assets and liabilities of Gem. Accordingly, pending the execution of the Merger Agreement, Gem shall make available to Ameristar all documents and materials from time to time requested by Ameristar in connection with such diligence, including without limitation the documents listed on Exhibit A attached hereto (provided that Gem shall not be required to provide such documents or materials to Ameristar to the extent that they pertain solely to the Excluded Assets or the Excluded Liabilities unrelated to The Reserve). Further, the closing of the merger transactions shall be subject to Ameristar's satisfaction with respect to the value, condition and status of the assets and liabilities being acquired. Such satisfaction shall include without limitation confirmation that, with respect to The Reserve:

      (i) Gem holds fee title to The Reserve, subject only to a deed of trust in favor of Bank of America securing $25,000,000 Construction and Reducing Revolving Credit Facility; and other title exceptions reviewed and not objected to by Ameristar.

     (ii)  Gem has   all   permits,   licenses   and   approvals
necessary or appropriate for the current stage of construction, and there shall be no reason to believe, as of the closing, that the owner of The Reserve will not be able to obtain any other permits, licenses or approvals necessary or appropriate to open and operate The Reserve;

      (iii) Gem has construction contracts with an acceptable contractor (and performance bonds and/or guaranties deemed appropriate by Ameristar) and contracts with such other parties that, collectively, provide for completion of Phase I of The Reserve (consisting of a ten story first-class building with casino facilities, restaurants, and 225 hotel guest rooms) as a total turnkey project by October 1, 1996, (of which no more than $25,000,000 of such costs shall be indebtedness);

  (iv)        Gem shall have obtained and entered into contracts
pertinent   to  the  operation  of  The  Reserve  subsequent   to
completion   of   construction  (to   the   extent   commercially
appropriate for the stage of construction as of the closing);

   (v)      There shall be no defaults under the above financing,
permits,  licenses and contracts, and all consents  necessary  in
connection   therewith  for  the  consummation  of   the   merger
transactions shall have been obtained; and

   (vi) the construction of The Reserve shall be proceeding in a lien free and commercially appropriate manner and shall be likely to be completed by the date and within the budget set forth in clause (iii) above;

    (vii) The Reserve is (and upon completion of construction will continue to be) free of any liability under state or federal laws pertaining to health, safety or the environment.

(e) Ameristar and NewGG shall have received indemnification agreements from Gem and Steve Rebeil in form and substance reasonably satisfactory to Ameristar assuring Ameristar and NewGG that the materials provided to Ameristar or NewGG by Gem in connection with their analysis of the proposed transactions is accurate and complete in all material respects and does not fail to disclose a material fact relating to Gem or its business, assets or liabilities, and indemnifying Ameristar or NewGG against any loss, claim, liability or obligation as a consequence of the inaccuracy of such assurance. Such indemnification shall survive the closing for a period of 3 years.

      (f) Steve Rebeil shall have entered into an agreement pursuant to which he shall convey to Ameristar, free and clear of any claims of any other persons or entities, a number of shares of Ameristar Merger Stock calculated in accordance with Exhibit B attached hereto (the "WESTERN MARYLAND RECAPTURE SHARES") in the event that:

  (i) On or before December 31, 1997, the state legislature for the State of Maryland, adopts legislation legalizing casino gambling;

    (ii) Such  legislation   shall   have   become   law   within
a reasonable time after passage by the legislature (including, without limitation, such time as may be necessary to override a veto by the Governor);

      (iii) Ameristar, NewGG or another affiliate is awarded a license to operate a casino in Allegany or any contiguous county within Maryland (such area referred to herein as "WESTERN MARYLAND") no later than 30 days after the award of any such a license to any other unaffiliated party with respect to another casino in Western Maryland; and

   (iv) Ameristar, NewGG or another affiliate commences gaming operations no later than two years following the award of a license to operate a casino in Western Maryland; provided, however, that such period can be extended by force majeure circumstances.

                     This obligation shall be secured by a pledge
of 500,000 of the shares of the Ameristar Merger Stock received by Gem or Steve Rebeil (in the event Gem is dissolved or distributes the Ameristar Merger Stock to its shareholders) in connection with the merger transactions. The documentation shall obligate Gem and/or Steve Rebeil to satisfy the obligation by conveying the Western Maryland Recapture Shares upon demand following Ameristar's calculation of the Western Maryland Recapture Shares in accordance with Exhibit B. In the event that the obligation of Gem and/or Steve Rebeil to convey Western Maryland Recapture Shares exceeds the 500,000 pledged hereunder, Gem or Rebeil may, in lieu of conveying such difference to Ameristar, pay to Ameristar in cash an amount equal to such excess times the average of the mean between the high and low prices on the NASDAQ stock exchange for the ten trading days before the date the calculation described in Exhibit B is made. Notwithstanding the foregoing, Gem's and/or Steve Rebeil's obligation to convey the Western Maryland Recapture Shares or cash pursuant to said agreement shall expire if Ameristar, NewGG or another affiliate has not opened a casino in Western Maryland to the public for business on or before December 31, 2000.

 (g) Gem and its officers, directors and shareholders shall have provided all information required by Ameristar or its subsidiaries for completion of all proxy statements, registration statements, licensing applications and similar documents, which shall be true, correct and complete in all material respects.

  (4) REPRESENTATIONS AND WARRANTIES. The Merger Agreement also shall include standard representations and warranties, including a representation and warranty by each party that it has not engaged or employed any broker, finder or other person or entity or incurred any liability for any brokerage or finder's fees or commissions in connection with the contemplated transactions.

F. HEADQUARTERS. Following the consummation of the merger, Ameristar shall relocate its corporate headquarters to Las Vegas, Nevada.

F. MERGER AGREEMENT; CLOSING. The parties shall endeavor to negotiate in good faith and execute, on or before May 15, 1996, a definitive Merger Agreement to implement this letter of intent. The Merger Agreement shall contain other customary terms and conditions for a transaction of the nature proposed and shall provide for appropriate remedies in the event of a breach (including specific performance). The Merger Agreement shall call for the merger to be effected by September 1, 1996, subject to extension from time to time as may be agreed by Ameristar and Gem, which agreement cannot be unreasonably withheld, if the closing conditions have not been satisfied (provided that no such extension shall extend beyond March 31, 1997).

H. PRESS RELATIONS. Neither party shall make any press release or other public disclosure of this letter of intent or the transactions contemplated hereby except with the prior approval of the other party. The parties agree to cooperate with each other and coordinate all such press releases and other announcements.

I. LETTER OF INTENT. As noted in the introductory paragraph to this letter, this document is intended as a letter of intent, and not as a binding agreement. Nonetheless, the parties agree that during the time period set forth in Section G above, they shall negotiate in good faith to reach a definitive Merger Agreement substantially consistent with the terms set forth herein; during the period of such negotiations, they shall abide by the covenants set forth in Sections D, E(3)(d), G, H and J of this letter, and they further shall refrain from entertaining offers from, negotiating with, or entering into any agreement with any other persons or entities which would materially interfere with the transactions contemplated hereby, and if the parties have not entered into a Merger Agreement by the end of the time period set forth in Section G, then either party, provided that it has negotiated in good faith prior thereto, shall have the right to terminate this letter of intent and the parties' obligations hereunder.

J. CONFIDENTIALITY. The parties have entered into reciprocal confidentiality agreements dated as of March 21, 1996, which shall remain in full force and effect.

K. EXPANSION TO PHASE II. Upon signing of this Letter of Intent Gem shall immediately begin the architectural drawings for completion of Phase II of The Reserve. Ameristar shall have the right to approve all such drawings and designs and the scope of the work undertaken. The Merger Agreement shall provide that Ameristar and Gem shall develop a budget for such work, which budget shall be approved by both parties, and that Ameristar shall loan to Gem such amounts as reflected on that budget as may reasonably be needed to pay for such expenses, and that if the merger transactions described herein do not close for any reason that such amounts shall be repaid 90 days after the Merger Agreement is terminated together with interest at the same rate charged to Ameristar under that certain Credit Agreement between Ameristar and its lenders, dated as of June 1, 1995.


      If the foregoing is acceptable to you, please sign and date a copy of this letter in the place indicated below and return it by fax to Ameristar, (208) 733-2580, Attn: Brian Katz by 11:59 p.m. on April 16, 1996. The original should be sent by overnight courier to arrive at Ameristar Casinos, Inc., 550 Blue Lakes Blvd. North, Twin Falls, Idaho, by 11:00 a.m. on the following business day.

                                   Very truly yours,



                                   /s/ Craig H. Neilsen
                                   Craig H. Neilsen, President

On this 16th day of April, 1996 Craig H. Neilsen directed Connie Wilson, in his presence as well as our own, to sign the foregoing document as "Craig H. Neilsen". Upon viewing the signature as signed by Connie Wilson, and in our presence, Craig H. Neilsen declared to us that he adopted it as his own signature.

                                        /s/ Brian E. Katz
                                        Witness

                                        /s/ Thomas Steinbauer
                                        Witness

     STATE OF IDAHO      )
                         :  ss.
     COUNTY OF TWIN FALLS )

     I, J. Diane Sparks, Notary Public in and for said county and state, do hereby certify that Craig H. Neilsen personally appeared before me and is known or identified to me to be the President of Ameristar Casinos, Inc., the corporation that executed the within instrument or the person who executed the instrument on behalf of said corporation. Craig H. Neilsen, who being unable due to physical incapacity to sign his name or offer his mark, did direct Connie Wilson, in his presence, as well as my own, to sign his name to the foregoing document. Craig H. Neilsen, after viewing his name as signed by Connie Wilson, thereupon adopted it as his own by acknowledging to me his intention to so adopt as if he had personally executed the same on behalf of said corporation, and further acknowledged to me that such corporation executed the same.

     IN WITNESS WHEREOF, I have hereunto set my hand and official seal this 16 day of April, 1996.

                                 /s/ J. Diane Sparks
                                 Notary Public
                                 Residing at:Twin  Falls, Idaho

    My Commission Expires: 5/15/99

     Reviewed and approved.

      Date:  April 16, 1996                    Gem  Gaming, Inc.


                                  By:/s/ Steven W. Rebeil
                                  Steven  W. Rebeil, Chairman and CEO

              REQUIRED INITIAL DILIGENCE MATERIALS

1    Corporate Records:

     1.1 The charter documents of Gem and of all direct or indirect subsidiary(ies) of Gem, if any ("Subsidiary(ies)").

     1.2 The bylaws of Gem and any Subsidiary(ies), each as currently in effect, and any and all amendments thereto since each such company's inception.

     1.3 Minutes of all meetings and all actions by unanimous written consent of the Board of Directors, any committees of the
Board   of   Directors,   and  shareholders   of   Gem   or   any
Subsidiary(ies) since each such company's inception, and any shareholders' agreements, option agreements, warrant agreements, or other agreements affecting the ownership of stock.

     1.4 All quarterly and annual reports and any other communications to shareholders of Gem or any Subsidiary(ies) since each such company's inception.

     1.5 All press releases issued by Gem or any Subsidiary(ies) since each such company's inception.

     1.6       Stock books of Gem and any Subsidiary(ies).

     1.7 A list of all states where Gem is qualified to do business or is doing business.

2    Governmental Regulations and Filings:

     2.1 All correspondence with, reports of or to, filings with, or other material information with respect to any regulatory body(ies) which regulate a material portion of the business of Gem or any Subsidiary(ies) since each such company's inception (including without limitation tax returns).

     2.2 Any private placement memoranda prepared and used by Gem or any Subsidiary(ies) since each such company's inception.

     2.3 All material governmental permits, licenses, etc. of Gem and any Subsidiary(ies).

3         Financial Statements.

     3.1 Balance sheets prepared in conformity with generally accepted accounting principles consistently applied and in compliance with Regulation S-X as of March 31, 1996 and as of the last day of each of the three preceding calendar years for each of Gem and the Subsidiary(ies), listing all of the material assets and liabilities of such companies as of such days.

     3.2 Statements of Profit and Loss prepared in conformity with generally accepted accounting principles consistently applied for the quarter ended March 31, 1996 and for each of the three preceding calendar years for each of Gem and the Subsidiary(ies).


     3.3   Statements of Changes in Financial Position prepared in
conformity   with   generally  accepted   accounting   principles
consistently applied for the quarter ended March 31, 1996 and for each of the three preceding calendar years for each of Gem and the Subsidiary(ies).

4    Financings:

     4.1 All documents and agreements evidencing borrowings or available borrowings in excess of $100,000, whether secured or unsecured, by Gem or any Subsidiary(ies), including loan and credit agreements, promissory notes and other evidence of indebtedness and guarantees.

     4.2    All documents and agreements evidencing other material
financing    arrangements,   including   sale   and    lease-back
arrangements,  installment  purchases,  etc.,  of  Gem   or   any
Subsidiary(ies).

     4.3 All correspondence with lenders for the past three years, including all compliance reports submitted by Gem any Subsidiary(ies) or any of such companies' independent public accountants.

5    Other Material Agreements:

     5.1 All joint venture and partnership agreements to which Gem or any Subsidiary(ies) is a party.

     5.2      All material agreements encumbering real or personal
property   owned   by  Gem  or  any  Subsidiary(ies),   including
mortgages, deeds of trust and security agreements.

     5.3 All significant leases of real property and all leases of any substantial amount of personal property to which Gem or any Subsidiary(ies) is a party, either as lessor or lessee.

     5.4 Forms of all material rental, warranty and service agreements of Gem or any Subsidiary(ies).

     5.5 All material licensing agreements, franchises and conditional sales contracts to which Gem or any Subsidiary(ies) is a party.

     5.6 All material supply or requirements contracts to which Gem or any Subsidiary(ies) is a party.

     5.7 Any title insurance policies for material properties owned or leased by Gem or any Subsidiary(ies).

     5.8 All material collective bargaining agreements, employment agreements and material consulting agreements to which Gem or any Subsidiary(ies) is a party.

     5.9 All significant documents relating to any major acquisitions or dispositions by Gem or any Subsidiary(ies).


     5.10 All contracts or agreements with or pertaining to Gem or any Subsidiary(ies) and to which directors, officers or shareholders of Gem or any Subsidiary(ies) are parties.

     5.11 Any documents relating to any other transactions between Gem or any Subsidiary(ies) and any director, officer or shareholder of Gem or any Subsidiary(ies).

     5.12 All documents pertaining to any receivables from or payables to directors, officers or shareholders of Gem or any Subsidiary(ies).

     5.13 A schedule of all material patents, patent applications, trademarks, service marks, trade names, brands and copyrights which relate to the operations or names of Gem or any Subsidiary(ies), whether or not held by Gem or any Subsidiary(ies).

6     Real Property Documents:  To the extent not covered by  the above,

     6.1 All deeds, options, easements, leases and other agreements or instruments providing Gem or Subsidiary(ies) with interests in The Reserve.

     6.2 All construction, architectural, engineering and surveyor contracts concerning The Reserve and all material correspondence  and  reports related  to  The  Reserve,  and  all correspondence and reports related to The Reserve and all biological, soils, water and other environmental reports pertaining to The Reserve or (to the extent in the possession of Gem or any Subsidiary(ies), or known by Gem or Subsidiary(ies) to be material to The Reserve) any nearby property.

     6.3 All preliminary architectural and building plans for all new buildings, parking lots and other improvements to be located on any properties of Gem or any subsidiaries.

     6.4 All preliminary engineer grading plans, irrigation system plans, and all utility installation plans showing the water, gas, electric, irrigation, sewer and telephone service grid throughout The Reserve or any other properties of Gem or any Subsidiaries.

     6.5 All agreements with any governmental agency regarding the design, construction, operation or use of any improvements located on or to be located on The Reserve or any other properties of Gem or any Subsidiaries.

     6.6 All documents relating to land use permits, entitlements or variances obtained from any governmental agency including any major or minor use permits, conditional use permits, zoning variances or any other conditions of approval for the design, construction or operation of improvements located on or to be located on The Reserve or any other properties of Gem or any Subsidiaries.

     6.7 All documents relating to actual or alleged inconsistencies between current activities or plans concerning
The Reserve or any other properties of Gem or any Subsidiaries and any applicable governmental growth management plans.


     6.8       All  correspondence with any governmental  agency
concerning  the use and development of The Reserve or  any  other
properties   of  Gem  or  any  Subsidiaries  and  any  applicable
governmental growth management plans.

     6.9 All connection and service agreements with companies providing utilities, including gas, electric, sewer, water and telephone to The Reserve or any other properties of Gem or any Subsidiaries and any applicable governmental growth management plans.

     6.10 All correspondence with local water and sanitation districts concerning The Reserve or any other properties of Gem or any Subsidiaries and any applicable governmental growth management plans or any subdivision thereof.

     6.11 All documents relating to compliance with or violation of state and federal environmental laws and laws governing the generation, storage or use of hazardous substances, and all environmental analyses or reports prepared with respect to The Reserve or any other properties of Gem or any Subsidiaries.

     6.12 Any notices of condemnation or other documents relating to the exercise of the power of eminent domain pertaining in any way to The Reserve or any other properties of Gem or any Subsidiaries.

     6.13 Any special assessments for road, sewers or water mains and like items pertaining in any way to The Reserve or any other properties of Gem or any Subsidiaries.

     6.14 All real property tax statements and use/occupancy tax statements and all supplemental assessments for the past five years pertaining in any way to The Reserve or any other properties of Gem or any Subsidiaries.

     6.15 All unrecorded licenses, easements or other use agreements related to The Reserve or any other properties of Gem or any Subsidiaries.

7    Miscellaneous:

     7.1   Documents representing any material bonus, retirement,
profit   sharing,  incentive  compensation,  pension  and   other
employee   benefit   plans   or  agreements   of   Gem   or   any
Subsidiary(ies).

     7.2 A schedule of all suits, actions, litigations, administrative proceedings or other governmental investigations or inquiries, pending or threatened, affecting businesses or operations of Gem or any Subsidiary(ies), excluding non-governmental claims involving a claim for monetary damages only that do not exceed $10,000 individually or $50,000 in the aggregate.

     7.3       All  letters  from  attorneys  of  Gem  or   any
Subsidiary(ies) to such companies' respective independent public accountants in the past three years.

     7.4 All letters from Gem or any Subsidiary(ies) to such companies' respective independent public accountants in the past three years regarding certain representations requested by such independent public accountants in connection with their audit of Gem or any Subsidiary(ies).


     7.5 All reports from the auditors of Gem or any Subsidiary(ies) to Gem or any Subsidiary(ies), respectively, for the past three years.

     7.6 All consent decrees, judgments, other decrees or orders, settlement agreements and other agreements to which Gem or any Subsidiary(ies) is a party or is bound, requiring or prohibiting any future activities.

     7.7 Recent analyses of Gem or any Subsidiary(ies) prepared by investment bankers, engineers, management consultants, accountants or others, including marketing studies, credit reports and other types of reports, financial or otherwise.

     7.8 A copy of all insurance policies insuring the property or assets of Gem or any Subsidiary(ies) or insuring Gem or any Subsidiary(ies) against claims for liability.

     7.9 A schedule of all employees of Gem and their compensation levels.

     7.10 A complete description of the airplane owned by Gem Air and a copy of all licenses, permits, and inspection reports pertaining to such airplane and such other documents as Ameristar may request.

     7.11 Any other documents or information which, in your judgment, are significant with respect to any portion of the business of Gem or any Subsidiary(ies) or which should be considered and reviewed in making disclosures regarding the business and financial condition of Gem or any Subsidiary(ies) to prospective investors.


                           Exhibit B

Ameristar shall calculate the "Western Maryland Recapture Shares" as follows:

     (1)       First, Ameristar shall calculate

          (a) the "ADJUSTED AMERISTAR MERGER SHARES" by adjusting the initial 7,500,000 shares of Ameristar Merger Stock as appropriate to reflect stock splits, reverse stock splits and the like from time to time; and

          (b) The "ADJUSTED WESTERN MARYLAND RECAPTURE CAP" by adjusting 1,000,000 shares as appropriate to reflect stock splits, reverse stock splits and the like from time to time.

     (2) Next, Ameristar shall calculate the amount of its consolidated net income attributable to Western Maryland operations (the "WESTERN MARYLAND NET INCOME") for the first full 12-month period, ending at the end of a calendar quarter (i.e., end of March, June, September or December), that follows the opening to the public of a permanent casino facility in Western Maryland by Ameristar or an affiliate in Maryland (the "WESTERN MARYLAND MEASUREMENT PERIOD"). For purposes of this calculation, expenses of Ameristar and its affiliates that are not reasonably attributable to a particular geographic location (i.e., corporate overhead) shall be allocated to particular geographic locations based upon the proportionate revenues generated during the Western Maryland Measurement Period by the various locations.

     (3)       Next, Ameristar:

          (a) shall divide Ameristar's total consolidated net income during the Western Maryland Measurement Period by the total outstanding shares of common stock of the Company as of the end of the Western Maryland Measurement Period. This figure shall be referred to as the "AMERISTAR EARNINGS/SHARE"); and

          (b) shall divide the Western Maryland Net Income by the total outstanding shares of common stock of the Company as of the
end  of  the  Western Maryland Measurement Period.   This  figure
shall be referred to as the "WESTERN MARYLAND EARNINGS/SHARE").

     (4) Next, Ameristar shall determine the "AMERISTAR EARNINGS/SHARE MULTIPLE"by dividing the average closing price of Ameristar common stock during the last 10 trading days within the Western Maryland Measurement Period by the Ameristar Earnings/Share.

     (5) Next, Ameristar shall calculate the "WESTERN MARYLAND VALUE CONTRIBUTION/SHARE" by multiplying the Western Maryland
Earnings/Share times the Ameristar Earnings/Share Multiple.

     (6)        Next, Ameristar shall calculate the "GEM  WESTERN
MARYLAND  ENRICHMENT" by multiplying the Western  Maryland  Value
Contribution/Share  times  the  number  of  shares  of   Adjusted
Ameristar Merger Shares.

     (7) The Western Maryland Recapture Shares shall equal one-half of the Gem Western Maryland Enrichment divided by the
Adjusted                     Ameristar                     Merger
Shares;    provided,   however,   that   the   Western   Maryland
Recapture  Shares shall not exceed the Adjusted Western  Maryland
Recapture Cap.